PRICEWATERHOUSECOOPERS
--------------------------------------------------------------------------------
                                                  |West London Office
                                                  |Harman House
                                                  |1 George Street
                                                  |Uxbridge UB8 1QQ
                                                  |Telephone +44 (0) 1895 273333
                                                  |Facsimile +44 (0) 1895 274777
April 17, 2001


Silverstar Holdings Limited
6100 Glades Road
Suite 305
Boca Raton, FL 33434
USA


                       CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in the Registration Statement on Form S-3 (No. 333-95577) of Silverstar Holdings Limited (formerly Leisureplanet Holdings Limited) of our report dated October 13, 2000 and February 20, 2001 relating to the financial statements, which appears in this Form 10-K.

PricewaterhouseCoopers
West London
April 17, 2001







PricewaterhouseCoopers is the successor partnership to the UK firms of Price Waterhouse and Coopers & Lybrand. The principal place of business of PricewaterhouseCoopers and its associate partnerships, and of Coopers & Lybrand, is 1 Embankment Place, London WC2N 6RH. The principal place of business of Price Waterhouse is Southwark Towers, 32 London Bridge Street, London SE1 9SY. Lists of the partners' names are available for inspection at those places.

All partners in the associate partnerships are authorised to conduct business as agents of, and all contracts for services to clients are with, PricewaterhouseCoopers. PricewaterhouseCoopers is authorised by the Institute of Chartered Accountants in England and Wales to carry on investment business.